Exhibit A(5)

FOR RELEASE FRIDAY, APRIL 11, 2008

Investor Contact:	Media Contact:
Tomoyuki Ooue (011-81) 3-3278-2301 ooue_tomoyuki@takeda.com	Matt Kuhn (224) 554-5609 mkuhn@tpna.com

TAKEDA COMMENCES CASH TENDER OFFER FOR ALL OUTSTANDING
SHARES OF MILLENNIUM

OSAKA, Japan, and NEW YORK, New York., USA, April 11, 2008—Takeda Pharmaceutical Company Limited ("Takeda", TSE: 4502) today announced the commencement of its cash tender offer for all outstanding shares of the common stock of Millennium Pharmaceuticals, Inc. ("Millennium", NASDAQ: MLNM) for US$25.00 per share. The tender offer is being made by Mahogany Acquisition Corp., a wholly owned subsidiary of Takeda America Holdings, Inc., which is a wholly owned subsidiary of Takeda, pursuant to an Offer to Purchase, dated April 11, 2008, and the Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 10, 2008, by and among Takeda America Holdings, Inc., Mahogany Acquisition Corp., and Millennium. Takeda is also a party to the Merger Agreement for certain purposes.

The tender offer is scheduled to expire at 12:00 midnight (New York City Time) at the end of Thursday, May 8, 2008, unless the tender offer is extended. Following the completion of the tender offer and, if required, receipt of approval by Millennium's stockholders, Takeda expects to consummate a merger of Mahogany Acquisition Corp. and Millennium in which shares of Millennium that have not been purchased in the tender offer will be converted into the right to receive the same cash price per share as paid in the tender offer. The tender offer and the merger are subject to customary closing conditions, including the acquisition by Mahogany Acquisition Corp. in the tender offer of a majority of Millennium's outstanding shares on a fully-diluted basis and the expiration or early termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and certain specified foreign antitrust laws.

The Depositary for the tender offer is Computershare Trust Company, N.A., the Dealer Manager for the tender offer is UBS Investment Bank, and the Information Agent for the tender offer is The Altman Group.

About Takeda

Founded in 1781 and located in Osaka, Japan, Takeda (TSE: 4502) is a research-based global company with its main focus on pharmaceuticals. As the largest pharmaceutical company in Japan and one of the global leaders of the industry, Takeda is committed to striving toward better health for individuals and progress in medicine by developing superior pharmaceutical products. Additional information about Takeda is available through its corporate website, http://www.takeda.com.

Forward-Looking Statements

This press release contains "forward-looking statements" that involve significant risks and uncertainties. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements regarding the ability to complete the transaction considering the various closing conditions; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of the Millennium stockholders will tender their stock in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of Takeda's control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in the tender offer documents filed by Mahogany Acquisition Corp. with the Securities and Exchange Commission and the Solicitation/Recommendation Statement to be filed by Millennium. Takeda undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise.

Important Additional Information Has Been Filed with the Securities and Exchange Commission ("SEC")

The tender offer described in this news release has commenced, but this news release is neither an offer to purchase nor a solicitation of an offer to sell shares of Millennium's common stock. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The tender offer statement has been or promptly will be filed by Mahogany Acquisition Corp. with the SEC, and the solicitation/recommendation statement has been or promptly will be filed by Millennium with the SEC. Investors and security holders may obtain a free copy of these statements and other documents filed by Mahogany Acquisition Corp. or Millennium with the SEC at the website maintained by the SEC at www.sec.gov. The tender offer statement and related materials, solicitation/recommendation statement, and such other documents may be obtained for free by directing such requests to The Altman Group, the information agent for the tender offer, at 1-201-806-7300 for banks and brokers or 1-866-751-6316 for shareholders and all others.

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